EXERCISABLE ON OR BEFORE     5:00 P.M., PST TIME

No. W                         Warrants to Purchase

                             Shares of Common Stock

                         SOUNDWORKS INTERNATIONAL, INC.

                               WARRANT CERTIFICATE

      This Warrant Certificate certifies that , or registered assigns, is the registered holder of Warrants to purchase initially, at any time, until 5 P.M.
PST time on        ("Expiration Date"), up to      fully-paid and non-assessable
shares of common stock, $.001 par value ("Common Stock") of SoundWorks International, Inc., a Nevada corporation (the "Company"), at the initial exercise price, of $1.20 per share, subject to adjustment in certain events (the "Exercise Price").

              Number of Warrants                       Price
              ------------------                       -----

      The shares of Common Stock will be issued upon surrender of this Warrant Certificate and payment of the Exercise Price at an office of the Company or its warrant agent with the form of "Election to Purchase" on the reverse side of this Warrant Certificate completed, accompanied by payment of the exercise price by certified or official bank check payable to the order of the Company for the number of shares with respect to which the Warrant is being exercised. If not all shares are exercised a replacement Warrant for the unexercised shares will be issued to the registered holder. Anything herein to the contrary notwithstanding for a holder to exercise this Warrant a current registration of SoundWorks International, Inc. must be in effect with the Securities and Exchange Commission and under applicable state securities laws (or applicable exemptions from state qualification requirements must be in affect) with respect to the issuance of the Common Stock.

      No Warrant may be exercised after    5 P.M. P.S.T. time, on the Expiration
Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, hereby shall thereafter be void.

      The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to A Registration Statement filed by SoundWorks International, Inc. with the U.S. Securities and Exchange Commission.

      Upon the occurrence of a merger, consolidation sale or conveyance of all or substantially all of the assets of SoundWorks International, Inc., a stock split or reverse stock split, stock dividend, capital reorganization or reclassification of Soundworks International Inc.'s Common Stock, the exercise price of a Warrant will be adjusted as follows:

(a) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash
consideration therefor shall be deemed to be the amount of         cash received
by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or, if either of such
securities shall be sold to underwriters        or dealers for public offering
without a subscription offering, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

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      (b) In case of the issuance or sale (other than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company and shall include any amounts payable to security holders or any affiliates thereof including, without limitation, pursuant to any employment agreement, royalty, consulting agreement, covenant not to compete, earn out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written; all such amounts being valued for the purposes hereof at the aggregate amount payable thereunder, whether such payments are absolute or contingent, and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof; provided, however, that if any Holder(s) does not agree with such evaluation, a mutually acceptable independent appraiser shall make such evaluation, the cost of which shall be borne by the Company.

      (c) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

      (d) The reclassification of securities of the Company other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section 9.1.

      (e) The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights, warrants and upon the conversion or exchange of convertible or exchangeable securities.

      9.2 Options, Rights, Warrants and Convertible and Exchangeable Securities. In case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Market Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of
Section 9.1 hereof, provided that:

      (a) The aggregate maximum number of shares of Common Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, and for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of the Warrants), if any, received by the Company for such options, rights or warrants.

      (b) The aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Common Stock in accordance with the terms of the Warrants) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof.

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      (c) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (a) of this Section 9.2, or in the price per share at which the securities referred to in subsection
(b) of this Section 8.2 are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

      9.3 Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

      9.4 Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 9, the number of Warrant Securities issuable upon the exercise at the adjusted exercise price of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Securities issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

      9.5 Definition of Common Stock. For the purpose of this Agreement, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Articles of Incorporation of the Company as amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that the Company shall after the date hereof issue securities with greater or superior voting rights the shares of Common Stock outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of any Warrant either shares of Common Stock or a like number of such securities with greater or superior voting rights.

      9.6 Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 9. The above provision of this subsection shall similarly apply to successive consolidations or mergers.

      9.7 No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made:

      (a) Upon the issuance or sale of the Warrants or the shares of Common Stock issuable upon the exercise of the Warrants; or

      (b) If the amount of such adjustment shall be less than cents ($. ) per Warrant Security, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together
with any adjustment so carried forward, shall amount to at least    cents ($.0)
per Warrant Security; or

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      (c) If the Exercise Price would be less than the par value per share of
Common Stock.

      9.8 Dividends and Other Distributions. In the event that the Company shall at any time prior to the exercise of all Warrants declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its stockholders any assets, property, rights, evidences of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another, or any other thing of value, the Holders of the unexercised Warrants shall thereafter be entitled, in addition to the shares of Common Stock or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Warrants, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Warrants had been exercised immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this
Section 9

      9.9 Statement on Warrant Certificate. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, the Warrant Certificate or certificates theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement. the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

      Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

      Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such numbered unexercised Warrants.

      The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

      All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

      IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

      Dated as of________________.

                                          Soundworks International, Inc.


                                          By:  _________________________________
                                                 Gerald B. Dennon, President

[SEAL]

         Attest:


              _____________________
                    Secretary